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Exhibit 5.1

January 4, 2002

Polycom, Inc.
1565 Barber Lane
Milpitas, CA 95035

  Re:
  Registration Statement on Form S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Polycom, Inc. ("Polycom") with the Securities and Exchange Commission on or about January 4, 2002, in connection with the registration under the Securities Act of 1933, as amended, of 30,687 shares (the "Shares") of Common Stock to be issued pursuant to certain options granted under the Atlanta Signal Processors, Incorporated 1997 Incentive Stock Option Plan (the "Plan"), and assumed by Polycom pursuant to the Merger Agreement dated November 30, 2001 by and among Polycom, Aspen Acquisition Corp. and Atlanta Signal Processors, Incorporated.

    It is our opinion that, when issued and sold pursuant to options granted in the manner described in the Plan, and pursuant to the agreements which accompany each option grant, the Shares will be legally and validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                      Very truly yours,

                      WILSON SONSINI GOODRICH & ROSATI
                      Professional Corporation

                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.

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  Exhibit 5.1